===============================================================================

                                UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                 SCHEDULE 14A

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement

[_]  CONFIDENTIAL, FOR USE OF THE
     COMMISSION ONLY (AS PERMITTED BY
     RULE 14A-6(E)(2))

[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to (S) 240.14a-11(c) or (S) 240.14a-12

                        DIME COMMUNITY BANCSHARES, INC.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

                        Common stock, $0.01 par value.
     -------------------------------------------------------------------------


     (2) Aggregate number of securities to which transaction applies:

                                      N/A
     -------------------------------------------------------------------------


     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

                                      N/A
     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

                                      N/A
     -------------------------------------------------------------------------


     (5) Total fee paid:

                                      N/A
     -------------------------------------------------------------------------

[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

     -------------------------------------------------------------------------


     (2) Form, Schedule or Registration Statement No.:

     -------------------------------------------------------------------------


     (3) Filing Party:

     -------------------------------------------------------------------------


     (4) Date Filed:

     -------------------------------------------------------------------------

Notes:






Reg. (S) 240.14a-101.

SEC 1913 (3-99)

                            [LOGO] DIME COMMUNITY
                                   ----------------
                                   BANCSHARES, INC.


                                                                October 7, 1999

Dear Shareholder:

  You are cordially invited to attend the 1999 Annual Meeting of Shareholders (the "Annual Meeting") of Dime Community Bancshares, Inc. (the "Company"), the holding company for The Dime Savings Bank of Williamsburgh, Brooklyn, New York, which will be held on November 10, 1999 at 10:00 a.m., local time, at Giando on the Water, 400 Kent Avenue, Brooklyn, New York 11211.

  The attached Notice of the 1999 Annual Meeting of Shareholders and Proxy Statement describe the business to be transacted at the Annual Meeting. Directors and officers of the Company, as well as a representative of Deloitte & Touche LLP, the accounting firm appointed by the Board of Directors to be the Company's independent auditors for the fiscal year ending June 30, 2000, will be present at the Annual Meeting to respond to questions.

  The Board of Directors of the Company has determined that an affirmative vote on each matter to be considered at the Annual Meeting is in the best interests of the Company and its shareholders and unanimously recommends a vote "FOR" each of these matters.

  Please complete, sign and return the enclosed proxy card promptly, whether or not you plan to attend the Annual Meeting. Your vote is important regardless of the number of shares you own. Voting by proxy will not prevent you from voting in person at the Annual Meeting, but will assure that your vote is counted if you are unable to attend. If you are a shareholder whose shares are not registered in your own name, you will need additional documentation from your record holder to attend and to vote personally at the Annual Meeting. Examples of such documentation include a broker's statement, letter or other document confirming your ownership of shares of the Company.

  On behalf of the Board of Directors and the employees of Dime Community Bancshares, Inc. and The Dime Savings Bank of Williamsburgh, we thank you for your continued support and hope to see you at the Annual Meeting.

                                          Sincerely yours,

                                          /s/ Vincent F. Palagiano

                                          Vincent F. Palagiano
                                          Chairman of the Board
                                           and Chief Executive Officer

                        Dime Community Bancshares, Inc.
                             209 Havemeyer Street
                           Brooklyn, New York 11211
                                (718) 782-6200

               NOTICE OF THE 1999 ANNUAL MEETING OF SHAREHOLDERS
                        To Be Held on November 10, 1999

  NOTICE IS HEREBY GIVEN that the 1999 Annual Meeting of Shareholders of Dime Community Bancshares, Inc. (the "Company") will be held at Giando on the Water, 400 Kent Avenue, Brooklyn, New York 11211, on November 10, 1999 at 10:00 a.m., local time, to consider and vote upon the:

  1. Election of four directors for terms of three years each;

  2. Approval of the Dime Community Bancshares, Inc. Annual Incentive Plan;

  3. Ratification of the appointment of Deloitte & Touche LLP as the Company's independent auditors for the fiscal year ending June 30, 2000; and

  4. Such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof. As of the date hereof, management is not aware of any other such business.

  The Board of Directors has fixed September 20, 1999, as the record date for the determination of shareholders entitled to notice of and to vote at the Annual Meeting and any adjournment or postponement thereof. Only shareholders of record at the close of business on that date will be entitled to notice of and to vote at the Annual Meeting and any adjournment or postponement thereof. A list of such shareholders will be available for inspection at the office of the Company for 10 days prior to the Annual Meeting.

                                          By Order of the Board of Directors

                                          /s/ Kenneth A. Ceonzo
                                          Kenneth A. Ceonzo
                                          First Vice President and Secretary

Brooklyn, New York
October 7, 1999


   YOU ARE CORDIALLY INVITED TO ATTEND THE ANNUAL MEETING. IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED REGARDLESS OF THE NUMBER OF SHARES YOU OWN. THE BOARD OF DIRECTORS URGES YOU TO MARK, SIGN AND DATE THE ENCLOSED PROXY CARD AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE. RETURNING THE PROXY CARD WILL NOT PREVENT YOU FROM VOTING IN PERSON IF YOU ATTEND THE ANNUAL MEETING.

                        DIME COMMUNITY BANCSHARES, INC.

                            PROXY STATEMENT FOR THE
                      1999 ANNUAL MEETING OF SHAREHOLDERS

                        To Be Held on November 10, 1999

                              GENERAL INFORMATION

General

  This Proxy Statement and accompanying proxy card are being furnished to the shareholders of Dime Community Bancshares, Inc. (the "Company") in connection with the solicitation of proxies by the Board of Directors of the Company from holders of the shares of the Company's issued and outstanding common stock, par value $0.01 per share (the "Common Stock"), as of the close of business on September 20, 1999 (the "Record Date"), for use at the 1999 Annual Meeting of Shareholders of the Company to be held on November 10, 1999 at Giando on the Water, 400 Kent Avenue, Brooklyn, New York, at 10:00 a.m., local time, and at any adjournment or postponement thereof (the "Annual Meeting"). The Company is a Delaware corporation and operates as a unitary savings and loan holding company for The Dime Savings Bank of Williamsburgh (the "Bank"). This Proxy Statement, together with the enclosed proxy card, is first being mailed to shareholders on or about October 8, 1999.

Record Date and Voting Rights

  The Board of Directors of the Company has fixed the close of business on September 20, 1999 as the record date for the determination of the Company's shareholders entitled to notice of, and to vote at, the Annual Meeting. Accordingly, only holders of record of shares of Common Stock at the close of business on such date will be entitled to vote at the Annual Meeting. On the Record Date, there were 12,725,588 shares of Common Stock issued and outstanding. The presence, in person or by proxy, of the holders of at least a majority of the total number of outstanding shares of Common Stock entitled to vote at the Annual Meeting is necessary to constitute a quorum thereat.

  Each holder of shares of Common Stock outstanding on the Record Date will be entitled to one vote for each share held of record (other than Excess Shares as defined below) at the Annual Meeting. As provided in the Company's Certificate of Incorporation, record holders (other than any compensation plan maintained by the Company and certain affiliates) of Common Stock who beneficially own in excess of 10% of the outstanding shares of Common Stock ("Excess Shares") shall be entitled to cast only one-hundredth of one vote per share for each Excess Share. A person or entity is deemed to beneficially own shares owned by an affiliate or associate as well as by persons acting in concert with such person or entity. The Company's Certificate of Incorporation authorizes the Board of Directors to interpret and apply the provisions of the Certificate of Incorporation governing Excess Shares, and to determine on the basis of information known to them after reasonable inquiry all facts necessary to ascertain compliance with the Certificate of Incorporation, including, without limitation, (i) the number of shares of Common Stock beneficially owned by any person or purported owner, (ii) whether a person or purported owner is an affiliate or associate of, or is acting in concert with, any other person or purported owner and (iii) whether a person or purported owner has an agreement or understanding with any person or purported owner as to the voting or disposition of any shares of Common Stock.

  All properly executed proxies received by the Company will be voted in accordance with the instructions indicated thereon. If no instructions are given, executed proxies will be voted FOR election of each of the four nominees for director, and FOR each other proposal identified in the Notice of the 1999 Annual Meeting of Shareholders.

  Management is not aware of any matters other than those set forth in the Notice of the 1999 Annual Meeting of Shareholders that may be brought before the Annual Meeting. If any other matters properly come before the

Annual Meeting, the persons named in the accompanying proxy will vote the shares represented by all properly executed proxies on such matters in such manner as shall be determined by a majority of the Board of Directors of the Company.

  If you are a shareholder whose shares are not registered in your own name, you will need appropriate documentation from your shareholder of record to vote personally at the Annual Meeting. Examples of such documentation would include a broker's statement, letter or other document that will confirm your ownership of shares of the Company.

Vote Required

  Directors are elected by a plurality of the votes cast in person or by proxy at the Annual Meeting. The holders of Common Stock may not vote their shares cumulatively for the election of directors. Proposals 2, 3 and 4 each require the affirmative vote of the holders of a majority of the outstanding shares of Common Stock represented, in person or by proxy, and entitled to vote at the Annual Meeting.

  Shares as to which the "ABSTAIN" box has been selected on the Proxy Card with respect to all matters except the election of directors will be counted as present and entitled to vote and will have the effect of a vote against the proposal so indicated. In contrast, shares underlying broker non-votes will not be counted as present and entitled to vote and will have no effect on the vote on such matters presented.

Revocability of Proxies

  A proxy may be revoked at any time before it is voted by filing a written revocation of the proxy with the Secretary of the Company or by submitting a duly executed proxy bearing a later date. A proxy also may be revoked by attending and voting at the Annual Meeting, only if a written revocation is filed with the Secretary of the Annual Meeting prior to the voting of such proxy.

Solicitation of Proxies

  The Company will bear the costs of soliciting proxies from its shareholders. In addition to the use of mail, proxies may be solicited by officers, directors or employees of the Company and the Bank by telephone or through other forms of communication. The Company will also request persons, firms and corporations holding shares in their names or in the name of their nominees, which are beneficially owned by others, to send proxy materials to and obtain proxies from such beneficial owners, and will reimburse such holders for reasonable expenses incurred in connection therewith. In addition, the Company has retained ChaseMellon Shareholder Services, L.L.C. to assist in the solicitation of proxies. The estimated cost of such solicitation is $4,500 plus reimbursement for reasonable out-of-pocket expenses.

Interest of Certain Persons in Matters to be Acted Upon

  Certain officers and employees of the Bank and the Company will have the opportunity to earn cash bonuses under the Dime Community Bancshares, Inc. Annual Incentive Plan ("Annual Incentive Plan") if shareholders approve Proposal 2 and may, therefore, be deemed to have a personal interest in the outcome of the vote. For a complete description of this plan, see "Proposal 2--Annual Incentive Plan."

        SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Principal Shareholders of the Company

  The following table sets forth, as of August 31, 1999, certain information as to Common Stock beneficially owned by persons owning in excess of 5% of the outstanding shares of Common Stock. Management knows of no person, except as listed below, who beneficially owned more than 5% of the Company's outstanding shares of Common Stock as of August 31, 1999. Except as otherwise indicated, the information provided in the following table was obtained from filings with the Securities and Exchange Commission (the "SEC") and with the Company pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Addresses provided are those listed in the filings as the address of the person authorized to receive notices and communications. For purposes of the table below and the table set forth under "Security Ownership of Management," in accordance with Rule 13d-3 under the Exchange Act, a person is deemed to be the beneficial owner, for purposes of this table, of any shares of Common Stock (1) over which he or she has or shares, directly or indirectly, voting or investment power, or (2) of which he or she has the right to acquire beneficial ownership at any time within 60 days after August 31, 1999. As used herein, "voting power" is the power to vote or direct the voting of shares and "investment power" includes the power to dispose or direct the disposition of such shares. Unless otherwise noted, each beneficial owner has sole voting and sole investment power over the shares beneficially owned.

 Naemand Address of                                   Amount and Nature of
   eneficialBOwner                                    Beneficial Ownership Percent
-------------------                                   -------------------- -------
   The Employee Stock Ownership Plan Trust of
    Dime Community Bancshares, Inc. and
    Certain Affiliates...............................      1,137,735(1)     8.92%
    140 Broadway
    New York, NY 10005
   Compensation Committee of Dime Community
    Bancshares, Inc. ................................      1,794,266(2)    14.07%
    209 Havemeyer Street
    Brooklyn, NY 11211
   Thomson Horstmann & Bryant, Inc. .................        696,500(3)     5.46%
    Park 80 West, Plaza Two
    Saddle Brook, NJ 07663

--------
(1) The Employee Stock Ownership Plan ("ESOP") filed a Schedule 13G with the SEC on February 9, 1999. The ESOP is administered by the Compensation Committee of the Company's Board of Directors (the "Compensation Committee"). The ESOP's assets are held in a trust (the "ESOP Trust") for which HSBC Bank USA (formerly Marine Midland Bank) serves as trustee (the "ESOP Trustee"). The ESOP Trust purchased these shares with funds borrowed from the Company and initially placed these shares in a suspense account for release and allocation to participants' accounts in annual installments. As of June 30, 1999, 336,102 shares held by the ESOP Trust have been allocated. The terms of the ESOP provide that, subject to the ESOP Trustee's fiduciary responsibilities under the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), the ESOP Trustee will vote, tender or exchange shares of Common Stock held in the ESOP Trust in accordance with instructions received from the participants. The ESOP Trustee will vote allocated shares as to which no instructions are received and any shares that have not been allocated to participants' accounts in the same proportion as allocated shares with respect to which the ESOP Trustee receives instructions are voted, subject to fiduciary duties of the ESOP Trustee. The ESOP Trustee will tender or exchange any shares in the suspense account or that otherwise have not been allocated to participants' accounts in the same proportion as allocated shares with respect to which the ESOP Trustee receives instructions are tendered or exchanged, subject to fiduciary duties of the ESOP Trustee. With respect to allocated shares as to which no instructions are received, the ESOP Trustee will be deemed to have received instructions not to tender or exchange such shares. Each of the members of the Compensation Committee disclaims beneficial ownership of such shares. For a discussion of the voting and investment powers of the Compensation Committee, see footnote 2.
(2) The Compensation Committee filed a Schedule 13G with the SEC on February 9, 1999. The Compensation Committee serves certain administrative functions for the ESOP, the Recognition and Retention Plan for Outside Directors, Officers and Employees of Dime Community Bancshares, Inc. ("RRP"), and the Company Stock Fund of the Dime Savings Bank of Williamsburgh 401(k) Plan ("401(k) Plan Stock Fund"). As of August 31, 1999, the RRP owns 357,138 shares of the Company's common stock, of which 310,368 have been allocated to individuals, and the individual participant accounts of the 401(k) Plan Stock Fund own 210,308 shares of the Company's Common Stock. All shares of common stock owned by the RRP and within the 401(k) Plan Stock Fund are held at HSBC Bank USA, as Trustee, as of August 31, 1999. The Committee has the power and authority to direct the Trustee of the RRP with respect to the exercise of voting rights, but has assigned voting and tender rights over allocated shares to participating officers and directors. Shares indicated as beneficially owned by the Compensation Committee include all shares indicated in the table as beneficially owned by the ESOP Trust. The Committee has the power and authority to direct the ESOP Trustee with respect to the investment of the ESOP's assets (including the acquisition or disposition of both allocated and unallocated shares) in the absence of a tender offer, but has no voting power with respect to any shares. With respect to the ESOP, ERISA, in limited circumstances, may confer upon the ESOP Trustee, the power and duty to control the voting and tendering of Common Stock allocated to the accounts of participating employees and beneficiaries who fail to exercise their voting and/or tender rights. Each of the members of the Compensation Committee disclaims beneficial ownership of such shares.
(3) Thomson Horstmann & Bryant, Inc. ("Thomson") filed a Schedule 13G/A on January 28. 1999. Thomson is an investment advisor registered under
    Section 203 of the Investment Advisors Act of 1940, as amended. Thomson has sole voting power over 482,600 shares, shared voting power over 11,500 shares and sole dispositive power over 696,500 shares.

Security Ownership of Management

  The following table sets forth information with respect to the shares of Common Stock beneficially owned by each director of the Company, by each named executive officer of the Company identified in the Summary Compensation Table included elsewhere herein, and all directors and executive officers of the Company or the Bank as a group as of the record date. Except as otherwise indicated, each person and each group shown in the table has sole voting and investment power with respect to the shares of Common Stock indicated.

                                                                         Amount and Nature      Percent of
                                        Position with                      of Beneficial       Common Stock
          Name                          The Company(1)                Ownership(2)(3)(4)(5)(6) Outstanding
------------------------ -------------------------------------------- ------------------------ ------------
Vincent F. Palagiano.... Director, Chairman of the Board and Chief             282,179(7)          2.22%
                         Executive Officer
Michael P. Devine....... Director, President and Chief Operating               197,679(8)          1.55
                         Officer
Anthony Bergamo......... Director                                               46,740                *
George L. Clark, Jr. ... Director                                               81,390(9)             *
Steven D. Cohn.......... Director                                               41,890(10)            *
Patrick E. Curtin....... Director                                               55,842(11)            *
Joseph H. Farrell....... Director                                               61,740                *
Fred P. Fehrenbach...... Director                                               56,840(12)            *
John J. Flynn........... Director                                               41,740                *
Malcolm T. Kitson....... Director                                               37,340                *
Stanley Meisels......... Director                                               41,840                *
Louis V. Varone......... Director                                               48,740                *
Kenneth J. Mahon........ Executive Vice President and Chief Financial
                         Officer, and Director of the Bank                     127,566             1.00
Timothy B. King......... Senior Vice President and Treasurer                    60,885(13)            *
Michael Pucella......... Senior Vice President--Finance                         59,627(14)            *
Michael Henchy.......... Senior Vice President--Retail Banking                   3,957                *
All directors and executive officers as a group (17 persons).........        2,092,637            16.44%

--------
* Less than one percent
(1) Titles are for both the Company and the Bank unless otherwise specified.
(2) See "Principal Shareholders of the Company" for a definition of "beneficial ownership.
(3) The figures shown include shares held in trust pursuant to the ESOP that have been allocated as of June 30, 1999 to individual accounts as follows:
    Mr. Palagiano, 9,179 shares; Mr. Devine, 9,179 shares; Mr. Mahon, 9,179 shares; Mr. King, 8,272 shares; Mr. Pucella, 7,243 shares, Mr. Henchy, 1,957 shares and all executive officers as a group, 45,009 shares. Such persons have voting power (subject to the legal duties of the ESOP Trustee) but no investment power, except in limited circumstances, as to such shares. The figures shown for Messrs. Palagiano, Devine, Mahon, King and Pucella do not include 36,497 shares, 23,341 shares, 9,499 shares, 2,060 shares and 2,011 shares, respectively, which are held in Trust for the benefit of Messrs. Palagiano, Devine, Mahon, King and Pucella under the Benefit Maintenance Plan of Dime Community Bancshares, Inc. ("BMP"). Messrs. Palagiano, Devine, Mahon, King and Pucella have neither voting nor investment rights with respect to these shares. The figures shown for Messrs. Palagiano, Devine, Mahon, King, Pucella and Henchy also do not include any portion of the 801,633 shares held in trust pursuant to the ESOP that have not been allocated to any individual's account and as to which Messrs. Palagiano, Devine, Mahon, King, Pucella and Henchy may be deemed to share voting power with other ESOP participants. The figure shown for all directors and executive officers as a group includes such 801,633 shares as to which the members of the Company's Compensation Committee (consisting of Messrs. Bergamo, Fehrenbach, Kitson and Meisels) may be deemed to have sole investment power, except in limited circumstances, thereby causing each such Committee member to be deemed a beneficial owner of such shares. Each of the members of the Compensation Committee disclaims beneficial ownership of such shares and, accordingly, such shares are not attributed to the members of the Compensation Committee individually. In addition, the figure shown for all directors and executive officers as a group includes 73,408 shares held in trust (the "BMP Trust") for the benefit of Messrs. Palagiano, Devine, Mahon, King and Pucella under the BMP. The BMP Trust, as directed by the Company, exercises voting and investment power over these shares. See "Compensation of Directors and Officers -- Benefits -- Employee Stock Ownership Plan and Trust."
 (4) The figures shown include shares held pursuant to The Dime Savings Bank of Williamsburgh 401(k) Savings Plan in RSI Retirement Trust in individual participant accounts as of June 30, 1999, as follows: Mr. Palagiano, 20,000 shares; Mr. Devine, 20,000 shares; Mr. Mahon, 19,355 shares; Mr. King, 5,001 shares; Mr. Pucella, 10,976 shares; and all directors and executive officers as a group, 75,332 shares. Such persons have sole voting power and sole investment power as to such shares. See "Compensation of Directors and Executive Officers--Benefits--401(k) Plan."

 (5) The figures shown include unvested shares held in trust pursuant to the Recognition and Retention Plan ("RRP") that have been awarded as of August 31, 1999 to individuals as follows: Mr. Palagiano, 69,000 shares; Mr. Devine, 45,000 shares; each other director of the Company, 9,522 shares; Mr. Mahon, 33,000 shares; Mr. King, 17,274 shares; Mr. Pucella, 17,274 shares and all directors and executive officers as a group, 276,768 shares. Such persons have sole voting power (subject to the legal duties of the RRP Trustee) but no investment power, except in limited circumstances, as to such shares.
 (6) The figures shown include the following shares which may be acquired upon exercise of stock options that are, or will become, exercisable within 60-days after August 31, 1999: Mr. Palagiano, 114,000 shares; Mr. Devine, 76,000 shares; Mr. Mahon, 52,000 shares; Messrs. King and Pucella, 20,000 shares; and each of Messrs. Bergamo, Clark, Cohn, Curtin, Farrell, Fehrenbach, Flynn, Kitson, Meisels, and Varone, 15,870 shares; and all directors and officers as a group, 440,700 shares.
 (7) Includes 4,000 shares as to which Mr. Palagiano may be deemed to share voting and investment power.
 (8) Includes 47,500 shares as to which Mr. Devine may be deemed to share voting and investment power.
 (9) Includes 25,000 shares as to which Mr. Clark may be deemed to share voting and investment power.
(10) Includes 100 shares as to which Mr. Cohn may be deemed to share voting and investment power.
(11) Includes 838 shares as to which Mr. Curtin may be deemed to share voting and investment power.
(12) Includes 6,448 shares as to which Mr. Fehrenbach may be deemed to share voting and investment power.
(13) Includes 3,717 shares as to which Mr. King may be deemed to share voting and investment power.
(14) Includes 450 shares as to which Mr. Pucella may be deemed to share voting and investment power.

                                  PROPOSAL 1

                             ELECTION OF DIRECTORS

General

  The Certificate of Incorporation and Bylaws of the Company provide for the election of directors by the shareholders. For this purpose, the Board of Directors of the Company is divided into three classes, each class to be as nearly equal in number as possible. The terms of office of the members of one class expire, and a successor class is to be elected, at each annual meeting of shareholders. There are currently twelve directors of the Company.

  The four incumbent directors with terms expiring at the Annual Meeting, Vincent F. Palagiano, George L. Clark, Jr., Steven D. Cohn and John J. Flynn, have been nominated by the Nominating Committee of the Board of Directors to be re-elected at the Annual Meeting for three-year terms expiring at the annual meeting of shareholders to be held in 2002, or when their successors are otherwise duly elected and qualified. Each nominee has consented to being named in this Proxy Statement and to serve, if elected.

  The terms of the remaining two classes of directors expire at the annual meetings of shareholders to be held in 2000 and 2001, respectively, or when their successors are otherwise duly elected and qualified. In the event that any nominee for election as a director at the Annual Meeting is unable or declines to serve, which the Board of Directors has no reason to expect, the persons named in the Proxy Card will vote with respect to a substitute nominee designated by the present Board of Directors.

Information as to Nominees and Continuing Directors

  The following table sets forth certain information with respect to each nominee for election as a director and each director whose term does not expire at the Annual Meeting ("Continuing Director"). There are no arrangements or understandings between the Company and any director or nominee pursuant to which such person was elected or nominated to be a director of the Company. For information with respect to security ownership of directors, see "Security Ownership of Certain Beneficial Owners and Management--Security Ownership of Management."

                                                          Position(s) Held with
                                        Director  Term             the
 Nominees                        Age(1) Since(2) Expires   Company and the Bank
 --------                        ------ -------- ------- -----------------------
 Vincent F. Palagiano...........   58     1978    1999   Director, Chairman of
                                                         the Board and Chief
                                                         Executive Officer
 George L. Clark, Jr............   58     1980    1999   Director
 Steven D. Cohn.................   50     1994    1999   Director
 John J. Flynn..................   63     1994    1999   Director
 Continuing Directors
 Michael P. Devine..............   53     1980    2000   Director, President and
                                                         Chief Operating Officer
 Anthony Bergamo................   53     1986    2000   Director
 Patrick E. Curtin..............   54     1986    2001   Director
 Joseph H. Farrell..............   68     1969    2000   Director
 Fred P. Fehrenbach.............   62     1987    2001   Director
 Malcolm T. Kitson..............   71     1990    2001   Director
 Stanley Meisels................   69     1990    2001   Director
 Louis V. Varone................   69     1985    2000   Director

--------
(1) As of August 31, 1999.
(2) Includes service as a Director or Trustee with The Dime Savings Bank of Williamsburgh and predecessor institutions prior to the incorporation of the Company on December 12, 1995.

  The principal occupation and business experience of each nominee for election as a director and each Continuing Director are set forth below. Unless otherwise indicated, each of the following persons has held his present position for the last five years.

Nominees for Election as Director

  Vincent F. Palagiano has served as Chairman of the Board and Chief Executive Officer of the Company since its formation in 1995 and of the Bank since 1989. He has served as a Trustee or Director of the Bank since 1978. In addition, Mr. Palagiano has served on the Board of Directors of the Institutional Investors Capital Appreciation Fund since 1996. Mr. Palagiano joined the Bank in 1970 as an appraiser and has also served as the Company's President and the Bank's President, Executive Vice President, Chief Operating Officer and Chief Lending Officer. Prior to 1970, Mr. Palagiano served in the real estate and mortgage departments at other financial institutions and title companies.

  George L. Clark, Jr. has served as a Director of the Company since its formation in 1995 and as a Trustee or Director of the Bank since 1980. Mr. Clark is President of George L. Clark Inc. (Realtors), a New York State licensed real estate firm. Mr. Clark is a former director of the Federal National Mortgage Association, and a former Chairman of the New York Republican State Committee. Mr. Clark has been a licensed real estate broker for 37 years.

  Steven D. Cohn has served as a Director of the Company since its formation in 1995 and as a Trustee or Director of the Bank since 1994. Mr. Cohn is the managing partner in the law firm of Goldberg and Cohn LLP, in Brooklyn Heights, New York.

  John J. Flynn has served as a Director of the Company since its formation in 1995 and as a Trustee or Director of the Bank since October, 1994, and before that from February, 1983, to February, 1993. From February, 1993, through August, 1994, Mr. Flynn was Executive Vice President of Flushing Savings Bank, FSB in Flushing, New York. From 1990 to February, 1993, and since September, 1994, Mr. Flynn has been a self-employed real estate mortgage broker.

  THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE "FOR" THE NOMINEES FOR ELECTION AS DIRECTORS.

Continuing Directors

  Michael P. Devine has served as President of the Company and the Bank since January 1, 1997 and Chief Operating Officer of the Bank since 1989. Prior to Mr. Devine's appointment as President, he served as Executive Vice President and Secretary of the Company and the Bank. Mr. Devine has served as a Director of the Company since its formation in 1995 and as a Trustee or Director of the Bank since 1980. Mr. Devine joined the Bank in 1971 and has served as the Internal Auditor, Comptroller and Investment Officer. Prior to 1971, Mr. Devine served as a Senior Accountant with the firm of Peat Marwick Mitchell & Co.

  Anthony Bergamo has served as a Director of the Company since its formation in 1995 and as a Trustee or Director of the Bank since 1986. Mr. Bergamo is a licensed attorney in New York and New Jersey and is an independent fiduciary.

  Patrick E. Curtin has served as a Director of the Company since its formation in 1995 and as a Trustee or Director of the Bank since 1986. Mr. Curtin is a senior partner in the law firm of Conway Farrell Curtin & Kelly, P.C. in New York, New York.

  Joseph H. Farrell has served as a Director of the Company since its formation in 1995 and as a Trustee or Director of the Bank since 1969. Mr. Farrell is Chairman of the law firm of Conway Farrell Curtin & Kelly, P.C. Mr. Farrell is also President of the William F. Casey Foundation, which is a not-for-profit real estate holding foundation. Mr. Farrell is a trial attorney for the Roman Catholic Diocese of Brooklyn and Vice President of the New York State Bar Association.

  Fred P. Fehrenbach has served as a Director of the Company since its formation in 1995 and as a Trustee or Director of the Bank since 1987. Mr. Fehrenbach is President of Consolidated Brokerage Corp. located in Great Neck, New York, which is a retail insurance brokerage business. Mr. Fehrenbach has been with Consolidated Brokerage Corp. since 1975. Mr. Fehrenbach is also the President of BF International Corp., an import/export sales organization.

  Malcolm T. Kitson has served as a Director of the Company since its formation in 1995 and as a Trustee or Director of the Bank since 1990. Mr. Kitson served as a Vice President of Citibank, N.A. until his retirement in 1990.

  Stanley Meisels has served as a Director of the Company since its formation in 1995 and as a Trustee or Director of the Bank since 1990. Mr. Meisels has been a stockbroker with Gruntal & Co. in Hewlett, New York since 1986. Mr. Meisels is also President and sole owner of Small Business Electronics Investment Corp., a private investment company.

  Louis V. Varone has served as a Director of the Company since its formation in 1995 and as a Trustee or Director of the Bank since 1985. Mr. Varone has been a licensed real estate broker for over 30 years. Mr. Varone is self-employed.

Meetings and Committees of the Board of Directors of the Company

  The Board of Directors meets on a monthly basis and may have additional special meetings upon the request of the Chairman of the Board. The Company's Board of Directors met 13 times during the fiscal year ended June 30, 1999. No current director attended fewer than 75% of the total number of Board meetings and committee meetings of which such director was a member.

  The Board of Directors of the Company has established the following committees:

  The Executive Committee consists of Messrs. Palagiano, Devine, Bergamo, Clark, Farrell and Varone. The purpose of this committee is to consider longer-term strategic, planning and industry issues. This committee, from time to time, also reviews regulatory issues and reports of regulatory examinations. This committee meets as requested by the Board of Directors. The Executive Committee did not meet in fiscal 1999.

  The Compensation Committee consists of Messrs. Bergamo (Chairman), Fehrenbach, Kitson and Meisels. This committee establishes the compensation of the Chief Executive Officer, approves the compensation of other officers, and determines compensation and benefits to be paid to employees of the Bank. The committee meets yearly and as requested by the Board of Directors. The Compensation Committee met twice in fiscal 1999.

  The Audit Committee consists of Messrs. Cohn (Chairman), Farrell, Flynn, Meisels and Varone. The purpose of this committee is to provide assurance that the Company's internal controls are adequate and that financial disclosures made by management portray the Company's financial condition and results of operations. The committee is responsible for the classification of assets and the establishment of adequate valuation allowances. The committee also maintains a liaison with the outside auditors. The committee meets at least annually or as called by the Committee Chairman. The Audit Committee met twice in fiscal 1999.

  The Nominating Committee consists of Messrs. Curtin (Chairman), Fehrenbach, Kitson and Meisels. The committee nominates candidates for the election of directors. The committee meets as called by the Committee Chairman. The Nominating Committee met once in fiscal 1999. In addition, the Nominating Committee met on July 15, 1999, to select the nominees for election as directors at the Annual Meeting. In accordance with the Company's Bylaws, no nominations for election as director, except those made by the Nominating Committee, shall be voted upon at the Annual Meeting unless properly made by a shareholder in accordance with the procedures set forth under "Additional Information--Notice of Business to be Conducted at Annual Meeting."

Directors' Compensation

  Fee Arrangements. During the year ended June 30, 1999, each non-officer director ("Outside Director") of the Company received an annual retainer of $18,000 and a fee of $1,000 per meeting of the Company or the Bank attended. All committee members received a fee of $400 for attendance at each committee meeting of the Company or the Bank. In September, 1999, the annual retainer was increased to $20,000 while all per meeting fees remained unchanged. If both the Company's and the Bank's Boards of Directors or corresponding committees of the Company and the Bank meet on the same day, such directors will only receive one fee for the Board meetings and one fee for the Committee meetings, paid by the Bank.

  Directors' Retirement Plan. The Company has adopted a non-qualified Retirement Plan for Outside Directors of the Company and the Bank (the "Directors' Retirement Plan"), which will provide benefits to each eligible Outside Director commencing on his termination of Board service at or after age 65. An eligible Outside Director retiring at or after age 65 will be paid an annual retirement benefit equal to the amount of the aggregate compensation for services as a director (excluding stock compensation) paid to him for the twelve-month period immediately prior to his termination of Board service, multiplied by a fraction, the numerator of which is the number of his years of service, up to a maximum of 10, as an Outside Director (including service as a director or trustee of the Bank or any predecessor) and the denominator of which is 10. An individual who terminates Board service after having served as an Outside Director for 10 years may elect to begin collecting benefits under the Directors' Retirement Plan at or after attainment of age 55, but the annual retirement benefits payable to him will be reduced pursuant to the Directors' Retirement Plan's early retirement reduction formula to reflect the commencement of benefit payments prior to age 65. An Outside Director may elect to have his benefits distributed in any one of the following forms: (i) a single life annuity; (ii) a 50% or 100% joint and survivor annuity; or (iii) a single life annuity with a 5, 10, or 15 year guaranteed term. In the event an Outside Director dies prior to the commencement of benefit payments under the Directors' Retirement Plan, a 50% survivor annuity will automatically be paid to his surviving spouse, unless the decedent has elected otherwise.

  Option Plan and RRP. The Dime Community Bancshares, Inc. 1996 Stock Option Plan for Outside Directors, Officers and Employees (the "1996 Stock Option Plan") and RRP were adopted by the Board of Directors of the Company and subsequently approved by the Company's shareholders at the annual meeting held on December 17, 1996 (the "1996 Annual Meeting"). On December 26, 1996, the effective date of the 1996 Stock Option Plan, each Outside Director of the Company and the Bank was granted a non-qualified stock option to purchase 39,675 shares of Common Stock. These options are scheduled to vest at the rate of 20% per year over a five-year period and will become immediately exercisable upon a director's death, disability, retirement, or in the event of a "change in control" of the Company, as defined in the 1996 Stock Option Plan. Similarly, on December 26, 1996, the effective date of the RRP, restricted stock awards were granted to each director with respect to 15,870 shares of Common Stock. These awards are also scheduled to vest in 20% increments over a five-year period beginning on February 1, 1998, with accelerated vesting to occur in the event of the director's death, disability, retirement or in the event of a "change in control" of the Company, as defined in the RRP.

Executive Officers

  The following individuals are executive officers of the Company or the Bank and hold the offices set forth below opposite their names.

      Name                     Position Held
      ----                     ----------------------------------------------------
      Executive Officers of
       the Company and Bank
      Vincent F. Palagiano.... Chairman of the Board and Chief Executive Officer
      Michael P. Devine....... President and Chief Operating Officer
      Kenneth J. Mahon........ Executive Vice President and Chief Financial Officer
      Timothy B. King......... Senior Vice President and Treasurer
      Michael Pucella......... Senior Vice President--Finance
      Executive officers of
       the Bank only
      Michael J. Henchy....... Senior Vice President--Retail Operations
      Vincent J. Martucci..... Senior Vice President--Mortgage Officer

  The executive officers of the Company and the Bank are elected annually and hold office until their respective successors have been elected and qualified or until death, resignation or removal by the Board of Directors. The Company has entered into Employment Agreements with certain of its executive officers which set forth the terms of their employment. See "--Employment Agreements."

  Biographical information of executive officers of the Company or the Bank who are not directors of the Company is set forth below.

  Kenneth J. Mahon, age 48, was promoted to Comptroller of the Bank in 1983, to Senior Vice President in 1988, and to Executive Vice President of the Company in 1997. He has served as Chief Financial Officer of the Company since its formation and of the Bank since 1996. Mr. Mahon has also served as a director of the Bank since 1998. Prior to joining the Bank in 1980, Mr. Mahon served in the financial areas of several New York metropolitan savings banks.

  Timothy B. King, age 41, has over 20 years of banking experience, and has been with the Bank since 1983. Mr. King was promoted to Senior Vice President of the Company and the Bank in 1999, First Vice President in 1997, Vice President in 1993 and Treasurer in 1989. Mr. King manages the securities investment and interest rate risk functions of the Bank.

  Michael Pucella, age 46, was promoted to Comptroller of the Bank in 1989, to Vice President in 1996, to First Vice President in 1997 and Senior Vice President of the Finance Division of the Company and the Bank in 1999. He has been with the Bank since 1981, and is responsible for financial reporting, budgeting, corporate planning and tax administration. Mr. Pucella has over 24 years of banking experience.

  Michael J. Henchy, age 50, joined the Bank in April, 1998, and was promoted to First Vice President of the Bank in May, 1998 and Senior Vice President in January, 1999, with the primary responsibility of supervising the Bank's branch operations. Prior to joining the Bank, Mr. Henchy served as Executive Vice President and Chief Administrative Officer of the Greater New York Savings Bank ("Greater New York"), where he supervised Greater New York's branch operations. Mr. Henchy's career at Greater New York spanned 27 years.

  Vincent J. Martucci, age 52, joined the Bank in February, 1999, as a Senior Vice President and was named an executive officer of the Bank in September, 1999. He currently serves as the Bank's chief lending officer. Mr. Martucci has over 30 years of real estate and banking experience with companies located throughout the New York metropolitan area.

                      COMPENSATION OF EXECUTIVE OFFICERS

Report of Compensation Committee

  The following Report of the Company's Compensation Committee is provided in accordance with the rules and regulations of the SEC. Pursuant to such rules and regulations, this Report shall not be deemed "soliciting material," filed with the SEC subject to Regulation 14A or 14C of the SEC or subject to the liabilities of Section 18 of the Exchange Act.

Compensation Committee Report on Executive Compensation

  The Compensation Committee (the "Committee") of the Board of Directors annually reviews the executive compensation program. Based on its review, the Committee may make recommendations to the full Board of Directors regarding changes to compensation levels, incentive compensation opportunities of the executive officers participating in the program, or to the make-up of the program itself.

  The goal of the executive compensation program is to enable the Company to attract, develop and retain strong executive officers who are capable of maximizing the Company's performance for the benefit of its shareholders. To that end, the Committee has adopted a compensation strategy that seeks to provide competitive compensation opportunities that are strongly aligned with the financial and stock performance of the Company. Three key compensation elements are used in support of the strategy: base salary, annual incentives and long-term incentives.

  The Company retains a nationally recognized compensation consulting firm to provide guidance as to competitive executive compensation practices and pay levels. As part of this activity, the consulting firm regularly analyzes the Company's executive pay levels, by each of the three elements cited and in total, and the Company's performance. A group of 10 to 15 comparably-sized and similarly-located public banks are used for comparison purposes; the companies included in this group may change slightly from year to year due to merger activity within the industry, or to other relevant factors. The results of this annual executive pay and company performance comparison and the consulting firm's corresponding recommendations are considered by the Committee in making executive compensation program recommendations to the Board of Directors.

Base Salary

  Executive base salary levels are generally reviewed on an annual basis and adjusted as appropriate. During the 1999 fiscal year, the Company increased individual base salary levels by approximately 6.3%. In making its determinations, the Committee considered the competitive base salary review, as well as strong bank and individual performance. After adjustment, base salary levels were found to be within an appropriate targeted range when compared to pay levels of comparison group companies. Individual variations in the level of salary increase provided reflect an effort to reward outstanding individual contributions and/or an effort to align a position's pay level with the market.

Annual Incentive Program

  Annual incentive opportunities are provided to the Company's executives to link the achievement of annual goals with executive compensation. Subsequent to June 30, 1999, and for the year then ended, an incentive pool of approximately $570,000 was distributed to executive management based upon the level of Company earnings and other significant accomplishments the management team achieved during that performance year. The Committee considered incentive award guidelines recommended by the compensation consulting firm and the bonus practices of comparison group companies as reported in their proxy statements in establishing competitive incentive ranges that would correspond with varying levels of performance. A new and more formal annual incentive program to reward appropriate management efforts beginning with fiscal 2000 is being submitted for shareholder approval as a substitution for the existing program.

Long Term Incentives

  The Company uses the 1996 Stock Option Plan and the Recognition and Retention Plan to provide long-term incentive compensation opportunities to its executive team. The Committee believes that long-term incentives are the most effective way of aligning executive rewards with the creation of value for shareholders through stock appreciation. Initial program awards of stock options and restricted stock were made to executive officers in the 1997 fiscal year and generally vest over 5 years. No awards were made to this group in the 1999 fiscal year. The Company intends to annually evaluate and continue to provide future long term incentive grants to its officers based on Company and individual performance, as well as competitive market conditions.

Chief Executive Officer

  Subsequent to June 30, 1999, the Compensation Committee increased the base salary level of the Chief Executive Officer by 5.0% for services rendered during the 1999 fiscal year based upon the same criteria used for other executive officers. Subsequent to June 30, 1999, the Chief Executive Officer earned an annual bonus of $210,000 under the annual incentive plan for services rendered during the 1999 fiscal year to recognize his successful efforts in leading the Company's growth and profitability performance and for successful integration of the recent Financial Bancorp acquisition. As was the case for other executive officers, no long-term incentive grants were made to the CEO during the 1999 fiscal year.

                                          COMPENSATION COMMITTEE OF DIME
                                          COMMUNITY BANCSHARES, INC.

                                          Anthony Bergamo, Chairman
                                          Fred P. Fehrenbach, Member
                                          Malcolm T. Kitson, Member
                                          Stanley Meisels, Member

Compensation Committee Interlocks and Insider Participation

  The Compensation Committee consists of Messrs. Bergamo, Fehrenbach, Kitson and Meisels. There are no other interlocks, as defined under the rules and regulations of the SEC, between the members of the Compensation Committee and or executive officers of the Company and corporations with respect to which such persons are affiliated, or otherwise.

Performance Graph

  Pursuant to the regulations of the SEC, the graph below compares the performance of the Company with that of the total return for the Nasdaq Stock Market, United States and for all thrift stocks as reported by SNL Securities L.C. from June 26, 1996, the date of the Company's initial public offering through June 30, 1999. The graph assumes the reinvestment of dividends in additional shares of the same class of equity securities as those listed below.

                           [LINE GRAPH APPEARS HERE]

                                                          Period Ended
                                                 -------------------------------
Index                                            6/26/96 6/30/97 6/30/98 6/30/99
-----                                            ------- ------- ------- -------
Dime Community Bancshares, Inc. ................ 100.00  171.57  240.46  206.06
NASDAQ--Total US................................ 100.00  125.06  164.67  235.53
SNL Thrift Index................................ 100.00  163.27  221.09  187.54

  There can be no assurance that stock performance will continue into the future with the same or similar trends to those depicted in the graph above.

Executive Compensation

  Cash Compensation. The following table sets forth the cash compensation paid by the Bank for services rendered in all capacities during the fiscal years ended June 30, 1999, June 30, 1998 and June 30, 1997 to the executive officers of the Bank who received salary plus bonus during the fiscal year ended June 30, 1999 in excess of $100,000 ("Named Executive Officers").

                          Summary Compensation Table

                                Annual Compensation(1)                Long-Term Compensation
                         ------------------------------------ ---------------------------------------
                                                                    Awards       Payouts
                                                              ------------------ -------
                                                    Other     Restricted
                                                    Annual      Stock             LTIP    All Other
Name and Principal                       Bonus   Compensation   Awards   Options Payouts Compensation
Positions                Year Salary($)   ($)       ($)(2)      ($)(3)   (#)(4)  ($)(5)     ($)(6)
------------------       ---- --------- -------- ------------ ---------- ------- ------- ------------
Vincent F. Palagiano,
 Chairman                1999 $500,000  $210,000      --          --       --      --      $472,074
 of the Board and Chief
  Executive Officer      1998  477,000   200,000      --          --       --      --       298,683
                         1997  450,000   150,000      --      $1,667,500 285,000   --       197,906
Michael P. Devine,
 President               1999 $375,000  $145,000      --          --       --      --      $315,439
 and Chief Operating
  Officer                1998  360,000   135,000      --          --       --      --       188,658
                         1997  340,000    75,000      --      $1,087,500 190,000   --       139,121
Kenneth J. Mahon,
 Executive Vice          1999 $204,000   $80,000      --          --       --      --      $176,875
 President and Chief
  Financial Officer      1998  189,000    70,000      --          --       --      --        76,077
                         1997  178,000    44,500      --       $797,500  130,000   --        57,569
Timothy B. King, Senior
 Vice President          1999 $120,000   $35,000      --          --       --      --       $77,435
 and Treasurer           1998  106,000    30,000      --          --       --      --        26,070
                         1997   96,000    25,000      --        $417,455  50,000   --        25,760
Michael Pucella, Senior
 Vice President--        1999 $120,000   $35,000      --          --       --      --       $76,546
 Finance                 1998  100,000    30,000      --          --       --      --        20,980
                         1997   79,000    10,000      --        $417,455  50,000   --        21,000
Michael J. Henchy,
 Senior Vice             1999 $140,000   $35,000      --          --       --      --       $20,070
 President--Retail
  Operations (7)         1998   26,923    15,000      --          --       --      --         --
                         1997    --           --      --          --       --      --         --

--------
(1) Under Annual Compensation, the column titled "Salary" includes base salary, amounts deferred under the Bank's 401(k) plan and payroll deductions for health insurance under the Bank's health insurance plan.
(2) For 1999, there were no: (a) perquisites with an aggregate value for any named individual in excess of the lesser of $50,000 or 10% of the total of the individual's salary and bonus for the year; (b) payments of above-market preferential earnings on deferred compensation; (c) payments of earnings with respect to long-term incentive plans prior to settlement or maturation; (d) tax payment reimbursements; or (e) preferential discounts on stock.
(3) The following Executive Officers were granted shares of restricted stock pursuant to the RRP approved by the shareholders at the 1996 Annual Meeting as follows: Mr. Palagiano, 115,000 shares, Mr. Devine, 75,000 shares, Mr. Mahon, 55,000 shares and Messrs. King and Pucella, 28,790 shares each. Stock awards vest in five equal installments on each February 1 following the first, second, third, fourth and fifth anniversaries of the grant date, subject to earlier vesting upon termination of employment. The amount reported above as long-term compensation for each individual equals the total shares granted valued at $14.50 per share, which represents the market value of the Company's common stock on December 26, 1996, the date of grant. At the end of the 1999 fiscal year, 40% of such grants had vested. In the case of termination due to death or disability, retirement, or under a "change of control" of the Company as defined by the RRP, all shares granted become immediately vested. Dividends paid in cash on restricted shares awarded to each individual will be paid to the individual and dividends paid in property other than cash will be held in trust for and distributed or forfeited in accordance with the terms and conditions of the award. As of June 30, 1999, the number and value of the aggregate restricted stock holdings based on a per share price of $23.25, the closing sale price of common stock on June 30, 1999, for each executive officer which have not yet vested, is: Mr. Palagiano, 69,000 shares and $1,604,250; Mr. Devine, 45,000 shares and $1,046,250; Mr. Mahon 33,000 shares and $767,250 and
     Messrs. King and Pucella, 17,274 shares and $401,621.

(4) Includes the following shares subject to options granted to each Executive Officer pursuant to the Option Plan approved by shareholders at the 1996 Annual Meeting: Mr. Palagiano, 285,000; Mr. Devine, 190,000; Mr. Mahon, 130,000; and Messrs. King and Pucella, 50,000. At June 30, 1999, 114,000
    options held by Mr. Palagiano, 76,000 options held by Mr. Devine, 52,000 options held by Mr. Mahon, and 20,000 options each held by Messrs. King and Pucella, respectively, under the Option Plan to purchase shares of Commons Stock at the exercise price of $14.50 per share were exercisable. The options granted under the Option Plan are intended to qualify as "incentive stock options" under Section 422 of the Internal Revenue Code of 1986, to the maximum extent possible and any options that do not so qualify will constitute non-qualified stock options. The Option Plan provides for options to become exercisable in five equal installments on the first, second, third, fourth and fifth anniversaries of the grant date and to generally remain exercisable until the tenth anniversary of the grant date, subject to earlier expiration upon termination of employment. In the case of termination due to death or disability, retirement, or under a "change in control" of the Company as defined by the Option Plan, all options become immediately exercisable.
(5) During the fiscal year ended June 30, 1999, neither the Bank nor the Company maintained any long-term incentive plans ("LTIP").
(6) Includes (i) the dollar value of premiums, if any, paid by the Bank with respect to term life insurance (other than group term insurance coverage under a plan available to substantially all salaried employees) for the benefit of the executive officer and (ii) the Bank's contributions on behalf of the executive officer to the Bank's 401(k) plan and the ESOP. During the year ended June 30, 1999, the dollar value of such life insurance premiums were as follows: Mr. Palagiano, $6,573 and Mr. Devine, $2,830. During the year ended June 30, 1999, shares allocated under the ESOP to the Executive Officers were as follows: Messrs. Palagiano, Devine, Mahon, King and Pucella 2,854 shares, and Mr. Henchy, 1,957 shares. The amount reported above for shares allocated under the ESOP were determined based upon the acquisition cost of shares by the ESOP of $10.00. See "-- Benefits -- Retirement Plan," "--401(k) Plan," and "--Employee Stock Ownership Plan and Trust." Amounts also include accruals under the defined contribution portion of the Bank's Benefit Maintenance Plan ("BMP"), which during the fiscal year ended June 30, 1999 were $436,961, $284,069, $148,335, $47,895 and $46,756, respectively, for Messrs. Palagiano, Devine, Mahon, King and Pucella. See "--Benefits -- Benefit Maintenance Plan."
(7) Mr. Henchy began employment with the Company on April 27, 1998.

Employment Agreements

  Each of the Company and the Bank is a party to an Employment Agreement with each of Messrs. Palagiano, Devine and Mahon ("Senior Executives"). These Employment Agreements establish the respective duties and compensation of the Senior Executives and are intended to ensure that the Bank and the Company will be able to maintain a stable and competent management base. The continued success of the Bank and the Company depends to a significant degree on the skills and competence of the Senior Executives.

  The Employment Agreements provide for three-year terms. The Bank's Employment Agreements provide that, commencing on the first anniversary date and continuing each anniversary date thereafter, the Bank's Board of Directors may agree, after conducting a performance evaluation of the Senior Executive, to extend its Employment Agreements for an additional year, so that the remaining terms shall be three years. Each of the Bank's Employment Agreements has been extended to a June 26, 2002 expiration date. The Company's Employment Agreements provide for automatic daily extensions such that the remaining terms of the Employment Agreements shall be three years unless written notice of non-renewal is given by the Board of Directors or the Senior Executive.

  The Employment Agreements provide for termination by the Bank or the Company at any time for cause as defined in the Employment Agreements. In the event the Bank or the Company chooses to terminate the Senior Executive's employment for reasons other than for cause, or in the event of the Senior Executive's resignation from the Bank and the Company for "good reason" as defined in the Employment Agreements, the Senior Executive or, in the event of death, his beneficiary, would be entitled to a lump sum cash payment in an amount equal to the remaining base salary and bonus payments due to the Senior Executive and the additional contributions or benefits that would have been earned under any employee benefit plans of the Bank or the Company during the remaining terms of the Employment Agreements and payments that would have been made under any incentive compensation plan during the remaining terms of the Employment Agreements. The Senior Executive would also have the right to receive a lump sum cash payment of benefits to which the Senior Executive is entitled under the Bank's BMP. The Bank and the Company would also continue the Senior Executive's life, health and disability insurance coverage for the remaining terms of the Employment Agreements. "Good reason" for purposes of the Employment Agreements generally means (i) assignment of duties inconsistent with the Senior Executive's status or a substantial adverse alteration in the nature or status of responsibilities or a requirement to report to a different position, (ii) reduction in annual base salary (unless mandated at the initiation of applicable regulatory authority), (iii) failure to pay compensation or deferred compensation when due unless inadvertent, immaterial and cured after notice, (iv) failure to continue in effect compensation plans material to total compensation (or substitute plans) with respect to the Senior Executive or to fail to provide certain benefits or materially reduce benefits (unless mandated at the initiation of applicable regulatory authority), (v) failure of the Bank to obtain a satisfactory agreement from a successor to assume and agree to perform the Employment Agreements, (vi) any purported termination by the Bank not for cause or disability, (vii) any or no reason during the period of 60 (sixty) days beginning on the first anniversary of the effective date of a change of control, as defined in the Employment Agreement, (viii) a change in the majority of the Board, unless approved by a vote of at least two-thirds of the members of the Board at the time the Employment Agreements were entered into or members elected or nominated by such members, (ix) a relocation of the Senior Executive's principal place of employment outside of the New York metropolitan area or (x) a material breach of the Employment Agreements, unless cured within 30 days. In general, for purposes of the Employment Agreements, a "change of control" will generally be deemed to occur when a person or group of persons acting in concert acquires beneficial ownership of 25% or more of any class of equity security, such as Common Stock of the Company or the Bank, or in connection with mergers or consolidations of assets or contested election of directors which results in a change of control of the majority of the Board of Directors of the Company or the Bank or liquidation or sale of substantially all the assets of the Company or the Bank.

  Payments to the Senior Executives under the Bank's Employment Agreements will be guaranteed by the Company in the event that payments or benefits are not paid by the Bank. Payment under the Company's Employment Agreements would be made by the Company. To the extent that payments under the Company's Employment Agreements and the Bank's Employment Agreements are duplicative, payments due under the Company's Employment Agreements would be offset by amounts actually paid by the Bank. Senior Executives would be entitled to reimbursement of certain costs incurred in interpreting or enforcing the Employment Agreements up to $50,000 for each Senior Executive.

  Cash and benefits paid to a Senior Executive under the Employment Agreements together with payments under other benefit plans following a "change of control" of the Bank or the Company may constitute an "excess parachute" payment under Section 280G of the Code, resulting in the imposition of a 20% excise tax on the recipient and the denial of the deduction for such excess amounts to the Company and the Bank. The Company's Employment Agreements include a provision indemnifying each Senior Executive on an after-tax basis for any "golden parachute" excise taxes.

Employee Retention Agreements

  The Bank and the Company have jointly entered into Employee Retention Agreements with 31 additional employees including the following four executive officers: Messrs. Henchy, King, Martucci and Pucella ("Contract Employee" or "Contract Employees"). The purpose of the Retention Agreements is to secure the Contract Employees' continued availability and attention to the Bank's affairs, relieved of distractions arising from the possibility of a corporate change of control. The Retention Agreements do not impose an immediate obligation on the Bank to continue the Contract Employees' employment but provide for a period of assured employment ("Assurance Period") following the change of control of the Bank or the Company. The Retention Agreements provide for initial Assurance Periods of one, two or three years commencing on the date of a change of control. The Bank and the Company entered into Employee Retention Agreements with an initial Assurance Period of three years with each of Messrs: Henchy, King, Martucci and Pucella ("Executives"). The applicable Assurance Periods will be automatically extended on a daily basis under the Retention Agreements until written notice of non-extension is given by the Bank or the Contract Employee, in which case the Assurance Period would end on the first, second or third anniversary of the date such notice is given.

  If, upon a change of control, or within twelve months of, and in connection with, a change of control, a Contract Employee is discharged without "cause" (as defined in the Retention Agreements) or voluntarily resigns within one year following a material adverse change in position, duties or salary or due to a material breach of the Retention Agreement by the Bank or the Company, the Contract Employee (or, in the event of his death, his estate) would be entitled to a lump sum cash payment equal to the remaining base salary and bonus payments due during the Assurance Period plus any additional contributions and benefits that the Contract Employee would have earned under the Bank's or the Company's employee benefit plans during the Assurance Period. Each Contract Employee's life, health, and disability coverage would also be continued during the Assurance Period. The total amount of termination benefits payable to each Contract Employee under the Retention Agreements, excluding Executives is limited to three times the Contract Employee's average total compensation for the prior five years. Payments to the Contract Employees under their respective Retention Agreements are guaranteed by the Company to the extent that the required payments are not made by the Bank.

  Cash and benefits paid to an Executive under the Employee Retention Agreements together with payments under other benefit plans following a "change of control" of the Bank or the Company may constitute an "excess parachute" payment under Section 280G of the Code, resulting in the imposition of a 20% excise tax on the recipient and the denial of the deduction for such excess amounts to the Company and the Bank. The Employee Retention Agreements include a provision whereby the Company indemnifies each Executive on an after-tax basis for any "golden parachute" excise taxes.

Benefits

  Retirement Plan. The Bank maintains a non-contributory, tax-qualified defined benefit pension plan (the "Retirement Plan") for eligible employees. All salaried employees at least age 21 who have completed at least one year of service are eligible to participate in the Retirement Plan. The Retirement Plan provides for a benefit for each participant, including the Named Executive Officers, equal to 2% of the participant's average annual basic earnings multiplied by the participant's years (and any fraction thereof) of eligible employment (up to a maximum of 30 years). Such benefit is not reduced by a Social Security offset. A participant is fully vested in his or her benefit under the Retirement Plan after five years of service. The Retirement Plan is funded by the Bank on an actuarial basis and all assets are held in trust by the Retirement Plan trustee.

  The following table illustrates the annual benefit payable upon normal retirement at age 65 (in single life annuity amounts with no offset for Social Security benefits) at various levels of compensation and years of service under the Retirement Plan and the BMP.

                             Years of Service
                  ---------------------------------------------------
 Remuneration(1)    15         20         25         30        35(4)
 ---------------  -------    -------    -------    -------    -------
 150,000(2)       $45,000    $60,000    $75,000    $90,000    $90,000
 175,000(2)        52,500     70,000     87,500    105,000    105,000
 200,000(2)        60,000     80,000    100,000    120,000    120,000
 225,000(2)        67,500     90,000    112,500    135,000(3) 135,000(3)
 250,000(2)        75,000    100,000    125,000    150,000(3) 150,000(3)
 300,000(2)        90,000    120,000    150,000(3) 180,000(3) 180,000(3)
 350,000(2)       105,000    140,000    175,000(3) 210,000(3) 210,000(3)
 400,000(2)       120,000    160,000(3) 200,000(3) 240,000(3) 240,000(3)
 450,000(2)       135,000(3) 180,000(3) 225,000(3) 270,000(3) 270,000(3)
 500,000(2)       150,000(3) 200,000(3) 250,000(3) 300,000(3) 300,000(3)
 550,000(2)       165,000(3) 220,000(3) 275,000(3) 330,000(3) 330,000(3)
 600,000(2)       180,000(3) 240,000(3) 300,000(3) 360,000(3) 360,000(3)

--------
(1) The Retirement Plan does not provide a deduction for Social Security benefits and there are no other offsets to benefits.
(2) Annual Compensation taken into account under the Retirement Plan for the fiscal year of the Retirement Plan beginning on October 1, 1999, cannot exceed $160,000 (as adjusted for subsequent years pursuant to the Code provisions). Benefits in excess of the limitation are provided through the BMP. See "--Benefit Maintenance Plan."
(3) For the fiscal year of the Retirement Plan beginning on October 1, 1999, the maximum annual benefit payable under the Retirement Plan cannot exceed $130,000 (as adjusted for subsequent years pursuant to the Code provisions). Benefits in excess of the limitations are provided through the BMP. See "--Benefit Maintenance Plan."
(4) The maximum years of service credited for benefit purposes is 30 years.

  The following table sets forth the years of credited service and the average annual basic earnings (as defined above) determined as of September 30, 1999 for each of the Named Executive Officers.

                                   Years of Credited Service
                                   ---------------------------      Average
                                      Years         Months      Annual Earnings
                                   ------------  -------------  ---------------
      Vincent F. Palagiano........            29             0     $475,667
      Michael P. Devine...........            28             2      358,333
      Kenneth J. Mahon............            19             2      190,333
      Timothy B. King.............            16             5      107,333
      Michael Pucella.............            18             6       99,667
      Michael Henchy..............             1             5       55,808

  401(k) Plan. The Bank maintains the 401(k) Plan, which is a tax-qualified defined contribution plan which permits salaried employees with at least one year of service to make pre-tax salary deferrals under Section 401(k) of the Code. Effective when the Company established the ESOP, the 401(k) Plan was amended whereby participant contributions were no longer permitted to avoid violating limitations on contributions to all plans under the Internal Revenue Code. Employees are fully vested in their salary deferrals, and become 25% vested in the Bank's contribution after two years, and an additional 25% vested in each of the next three years. Employees select the investments made with their account balances from a fixed menu of options.

  The Plan permits participating employees to elect to invest all or any part of their 401(k) Plan account balances in Common Stock. Common Stock held by the 401(k) Plan may be newly issued or treasury shares acquired from the Company or outstanding shares purchased on the open market or in privately negotiated transactions. All Common Stock held by the 401(k) Plan will be held by an independent trustee and allocated to the accounts of individual participants. Participants will control the exercise of voting and tender rights relating to Common Stock held in their accounts.

  Employee Stock Ownership Plan and Trust. The Company has established, and the Bank has adopted, for the benefit of eligible employees, an ESOP and related trust. All salaried employees of the Bank or the Company are eligible to become participants in the ESOP. The ESOP currently holds 1,137,735 shares of Common Stock, all of which were purchased during the Company's initial public offering. In order to fund the ESOP's purchase of such Common Stock, the ESOP borrowed funds from the Company to pay the aggregate purchase price of Common Stock. This loan is for a term of 10 years, bears interest at the rate of 8% per annum and calls for level annual payments of principal and interest designed to amortize the loan over its term, except that payments in any year may be deferred, in whole or in part, in prescribed circumstances. Prepayments are also permitted.

  Shares purchased by the ESOP were pledged as collateral for the loan and are held in a suspense account until released for allocation among participants in the ESOP as the loan is repaid. The pledged shares will be released annually from the suspense account in an amount proportional to the repayment of the ESOP loan for each plan year. The released shares will be allocated among the accounts of participants on the basis of the participant's compensation for the calendar year preceding allocation. Benefits generally become vested at the rate of 25% per year after two years with 100% vesting after five years of service. Participants also become immediately vested upon termination of employment due to death, retirement at age 65, permanent disability or upon the occurrence of a change of control. Forfeitures will be reallocated among remaining participating employees, in the same proportion as contributions. Vested benefits may be paid in a single sum or installment payments and are payable upon death, retirement at age 65, disability or separation from service.

  The ESOP Committee may instruct the unrelated corporate trustee regarding investment of funds contributed to the ESOP. The ESOP Trustee, subject to its fiduciary duty, must vote all allocated shares held in the ESOP in accordance with the instructions of the participating employees. Under the ESOP, unallocated shares will be voted in a manner calculated to most accurately reflect the instructions it has received from participants regarding the allocated stock as long as such vote is in accordance with the provisions of ERISA. The ESOP may purchase additional shares of Common Stock in the future.

  Benefit Maintenance Plan. The BMP provides eligible employees with benefits that would be due under the Retirement Plan, ESOP and 401(k) Plan, if such benefits were not limited under the Code. BMP benefits provided with respect to the Retirement Plan are reflected in the pension table. See "--Benefits-- Retirement Plan." BMP benefits provided to the Named Executive Officers for the fiscal year ended June 30, 1999 with respect to the 401(k) Plan and ESOP are included in the Summary Compensation Table under the column "All Other Compensation." See " --Executive Compensation--Cash Compensation."

  Recognition and Retention Plan. The Board of Directors of the Company has adopted the Recognition and Retention Plan for Outside Directors, Officers and Employees of Dime Community Bancshares, Inc. ("RRP") which was approved by shareholders at the 1996 Annual Meeting. Under the RRP, 581,900 shares were acquired and allocated to directors, officers and employees of the Company during the fiscal year ended June 30, 1997.

  Stock Option Plan. The Board of Directors of the Company has adopted the Dime Community Bancshares, Inc. 1996 Stock Option Plan for Outside Directors, Officers and Employees which was approved by shareholders at the 1996 Annual Meeting. Under the 1996 Stock Option Plan, up to 1,454,750 options are eligible for grant to outside directors, officers and employees of the Company. On December 26, 1996, 1,393,425 options were granted to outside directors, officer and employees. There were no options granted to the Named Executive Officers during fiscal 1999. All options granted have an exercise value of $14.50 and become exercisable in five equal installments on the first, second, third, fourth, and fifth anniversaries of the grant date and generally remain exercisable until the tenth anniversary of the grant date, subject to earlier expiration upon termination of employment. In the case of termination due to death or disability, retirement, or in the event of a "change in control" of the Company, as such terms are defined by the Stock Option Plan, all Options granted become immediately exercisable.

  The following table provides certain information with respect to the number of shares of Common Stock acquired through the exercise of, or represented by outstanding, stock options held by the Named Executive Officers on June 30, 1999. Also reported is the value for "in-the-money" options, which represent the positive spread between the exercise price of any such existing stock options and the closing sale price of the Common Stock of $23.25 per share at fiscal year end, June 30, 1999.

                                  Number of Securities        Value of Unexercised
                                 Underlying Unexercised           In-the-money
                                 Options/SARs at Fiscal      Options/SARS at Fiscal
                                      Year-end (1)                Year-end (1)
                                            #                          ($)
                Name           Exercisable / Unexercisable Exercisable / Unexercisable
      ------------------------ --------------------------- ---------------------------
      Vincent F. Palagiano....      114,000 / 171,000         $997,500 / $1,496,250
      Michael P. Devine.......       76,000 / 114,000           $665,000 / $997,500
      Kenneth J. Mahon........        52,000 / 78,000           $455,000 / $682,500
      Timothy B. King.........        20,000 / 30,000           $175,000 / $262,500
      Michael Pucella.........        20,000 / 30,000           $175,000 / $262,500

--------
(1) None of the Named Executive Officers have exercised options granted under the 1996 Stock Option Plan.

Transactions with Certain Related Persons

  The Financial Institutions Reform, Recovery and Enforcement Act of 1989 ("FIRREA") requires that all loans or extensions of credit to executive officers and directors must be made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with the general public and must not involve more than the normal risk of repayment or present other unfavorable features. The

Bank has made loans or extended credit to executive officers and also to certain persons related to executive officers and directors. All such loans were made by the Bank in the ordinary course of business and were not made with more favorable terms nor involved more than the normal risk of collectibility or presented unfavorable features. The outstanding principal balance of such loans to executive officers and associates of executive officers or directors totaled $377,597, or 0.20% of the Bank's total equity as of August 31, 1999. The Company intends that all transactions in the future between the Company and its executive officers, directors, holders of 10% or more of the shares of any class of its Common Stock and affiliates thereof, similarly will contain terms no less favorable to the Company than could have been obtained by it in arm's-length negotiations with unaffiliated persons and will be approved by a majority of independent outside directors of the Company not having any interest in the transaction.

  Messrs. Curtin and Farrell are partners in the law firm of Conway, Farrell, Curtin & Kelly, P.C., which the Bank retains to provide certain legal services. The firm received fees in the amount of approximately $2,125,600 $1,385,000 and $1,034,000 from third parties pursuant to its representation of the Bank in loan closings and other legal matters for each of the fiscal years ended June 30, 1999, 1998 and 1997, respectively. In addition, during the fiscal years ended June 30, 1998 and 1997, the Bank paid this firm $24,000 and $176,000, respectively, for other legal services provided. The Bank did not pay this firm anything during the fiscal year ended June 30, 1999.

Section 16(a) Beneficial Ownership Reporting Compliance

  Section 16(a) of the Exchange Act requires the Company's executive officers and directors, and persons who own more than 10% of Common Stock, to file with the SEC reports of ownership and changes of ownership. Officers, directors and greater than 10% shareholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file. Based solely on its review of the copies of such forms received by it, or written representations from certain reporting persons, the Company believes that all filing requirements applicable to its executive officers, directors and greater than 10% beneficial owners were complied with.

                                  PROPOSAL 2

                       APPROVAL OF ANNUAL INCENTIVE PLAN

  Exhibit A to this proxy statement contains the full text of the Annual Incentive Plan. Exhibit A is incorporated by reference into the following plan summary. The summary is qualified in its entirety by this reference. Certain capitalized terms utilized in this discussion are defined in the Annual Incentive Plan.

Background

  It has been the practice of the Company and the Bank to provide performance-linked compensation opportunities to their officers, including executive officers, using cash incentives, the payment of which is linked to the achievement of predetermined performance objectives. On September 9, 1999, the Board of Directors approved the Annual Incentive Plan, subject to approval by the shareholders of the Company. The purpose of the Annual Incentive Plan is continue the existing practice of providing performance incentives to each participant who is or may be a "covered employee" within the meaning of
Section 162(m) of the Code, while securing a tax deduction for those payments. Applicable law does not require that the Company have shareholder approval before implementing the Annual Incentive Plan. However, under the Code, the Company cannot deduct fiscal year taxable compensation in excess of $1,000,000 that it pays to either its Chief Executive Officer or any of its other Named Executives, unless such compensation meets the law's definition of "qualified performance-based compensation." Cash compensation that the Company pays to such individuals must be authorized by shareholders to be considered "qualified performance-based compensation." The Company is not implementing an additional compensation plan. It is seeking shareholder approval to implement the Annual Incentive Plan as a substitution for the existing incentive program to maximize the federal tax deductions available for compensation paid thereunder. If the shareholders do not approve the Annual Incentive Plan, the Company will not pay bonuses under the plan.

Administration

  The Annual Incentive Plan is administered by a committee of the Board of Directors which is comprised solely of at least two outside directors. Unless otherwise determined by the Board of Directors, the Compensation Committee will be the committee under the Annual Incentive Plan. The Compensation Committee will interpret and adopt the rules and regulations for carrying out the plan. Its duties include designating participants, individual award opportunities, and/or bonus pool award opportunities; designating and administering performance goals and other award terms and conditions; and certifying the bonus amounts earned for any award year; determining the effect on an award of termination of employment; and deciding whether, under what circumstances, and subject to what terms, bonus payouts are to be paid on a deferred basis, including automatic deferrals at the Compensation Committee's election, as well as elective deferrals at the election of participants. The Compensation Committee has substantial discretion to make all other determinations related to bonus opportunities under the Annual Incentive Plan.

Eligible Persons and Participation

  The eligible persons under the Annual Incentive Plan are the officers and employees (including officers and employees who are also Directors) of the Company and its subsidiaries and affiliates. Participants under the Annual Incentive Plan are senior executive or other key employees of the Company and its subsidiaries and affiliates selected by the Compensation Committee. As of September 30, 1999, there were seven eligible employees.

Performance Goals

  Prior to the ninetieth day of each fiscal year (or during subsequent periods permitted under the Annual Incentive Plan or applicable regulations), the Compensation Committee will set specific performance goals for each participant for the year. The performance goals are limited to one or more of the following Company or subsidiary financial performance measures:

    (i) earnings per common share*,

    (ii) net income*,

    (iii) return on average equity*,

    (iv) return on average assets*,

    (v)core earnings*,

    (vi) stock price,

    (vii) strategic business objectives, consisting of one or more objectives based upon meeting specified cost targets, business expansion goals, and goals relating to acquisitions or divestitures,

    (viii) except in the case of a Covered Officer, any other performance criteria established by the Committee,
    (ix)any combination of (i) through (viii) above.
--------
* Performance goals indicated may be established on the basis of either reported earnings or cash earnings.

  For each specific performance goal, a predetermined bonus amount can be earned by the participant upon achievement of the goal. Performance goals must be established while the performance relative to the target remains substantially uncertain within the meaning of Section 162(m). The Compensation Committee believes that the specific performance targets with respect to each business criterion constitute confidential business information, the disclosure of which could adversely affect the Company.

Maximum Payout

  Under the Annual Incentive Plan, the maximum payment opportunity to each covered officer for any award year may not exceed $1.0 million.

Payment of Awards

  All awards that are earned shall be paid at such time and in such amounts (not in excess of the maximum established for each person) as determined by the Compensation Committee and may be paid in cash or in shares of the Company's common stock at the election of the Compensation Committee and/or the Participant.

Termination or Amendment of the Annual Incentive Plan

  The Board of Directors, subject to its delegation of powers to the Compensation Committee, may at any time terminate, in whole or in part, or amend the Annual Incentive Plan, provided that, except as otherwise provided in the plan, no amendment or termination shall adversely affect the rights of any participant under any awards previously granted to or deferred by the participant. In the event of a termination of the plan, the Compensation Committee may in its sole discretion direct any remaining payments to participants in a lump sum or installments as the Committee shall prescribe with respect to each participant. Any material amendment to the plan (including, but not limited to, a change in the class of individuals eligible to participate, the maximum annual award, or the authorized performance measures) that would affect any covered officer must be approved by the Company's shareholders if required by and in accordance with Section 162(m) of the Code. The Plan has a five-year term, and any extension of the Plan beyond such five-year term will require additional shareholder approval.

                               NEW PLAN BENEFITS
                             ANNUAL INCENTIVE PLAN

  Due to the contingent nature of the performance incentives, the benefits which may be paid during the 2000 fiscal year are not ascertainable. The following New Plan Benefits Table reflects the cash incentives paid under a comparable, pre-existing incentive plan for the 1999 fiscal year.

                                                                        Dollar
      Name and Position                                                Value ($)
      -----------------                                                ---------
      Vincent F. Palagiano, Chairman of the Board and Chief Executive
       Officer.......................................................  $210,000
      Michael P. Devine, President and Chief Operating Officer.......   145,000
      Kenneth J. Mahon, Executive Vice President and Chief Financial
       Officer.......................................................    80,000
      Timothy B. King, Senior Vice President and Treasurer...........    35,000
      Michael Pucella, Senior Vice President--Finance................    35,000
      Michael J. Henchy, Senior Vice President--Retail Operations....    35,000
      All Named Executive Officers (6 persons).......................   540,000
      All Executive Officers (7 persons).............................  $570,000

  THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE "FOR" APPROVAL OF THE DIME COMMUNITY BANCSHARES, INC. ANNUAL INCENTIVE PLAN

                                  PROPOSAL 3

              RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

General

  The Board of Directors has appointed the firm of Deloitte and Touche LLP to act as the Company's independent auditors for the fiscal year ending June 30, 2000, subject to ratification of such appointment by the Company's shareholders. A representative of Deloitte and Touche LLP is expected to be present at the Annual

Meeting and will be given an opportunity to make a statement if he or she desires to do so and will be available to respond to appropriate questions. No determination has been made as to what action the Board of Directors would take if the shareholders do not ratify the appointment.

  THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE "FOR" APPROVAL OF THE RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS.

                                 OTHER MATTERS

  As of the date of this Proxy Statement, the Board of Directors of the Company does not know of any other matters to be brought before the shareholders at the 1999 Annual Meeting. If, however, any other matters not known are properly brought before the meeting, the persons named in the accompanying proxy will vote the shares represented by all properly executed proxies on such matters in such manner as shall be determined by a majority of the Board of Directors.

                            ADDITIONAL INFORMATION

Notice of Business to be Conducted at Annual Meeting

  The Bylaws of the Company provide an advance notice procedure for a shareholder to properly bring business before an annual meeting or to nominate any person for election to the Board of Directors. The shareholder must be a shareholder of record and have given timely notice thereof in writing to the Secretary of the Company. To be timely, a shareholder's notice must be delivered to or received by the Secretary not later than the following dates:
(i) with respect to an annual meeting of shareholders, sixty (60) days in advance of such meeting if such meeting is to be held on a day which is within thirty (30) days preceding the anniversary of the previous year's annual meeting, or ninety (90) days in advance of such meeting if such meeting is to be held on or after the anniversary of the previous year's annual meeting; and
(ii) with respect to an annual meeting of shareholders held at a time other than within the time periods set forth in the immediately preceding clause
(i), the close of business on the tenth (10th) day following the date on which notice of such meeting is first given to shareholders. Notice shall be deemed to first be given to shareholders when disclosure of such date of the meeting of shareholders is first made in a press release reported to Dow Jones News Services, Associated Press or comparable national news service, or in a document publicly filed by the Company with the SEC pursuant to Section 13, 14 or 15(d) of the Exchange Act. A shareholder's notice to the Secretary shall set forth such information as required by the Bylaws of the Company. Nothing in this paragraph shall be deemed to require the Company to include in its proxy statement and proxy card relating to an annual meeting any shareholder proposal or nomination which does not meet all of the requirements for inclusion established by the SEC in effect at the time such proposal or nomination is received. See " --Date For Submission of Shareholder Proposals."

Date for Submission of Shareholder Proposals

  Any shareholder proposal intended for inclusion in the Company's proxy statement and proxy card relating to the Company's 2000 Annual Meeting of Shareholders must be received by the Company by June 8, 2000, pursuant to the proxy solicitation regulations of the SEC. Nothing in this paragraph shall be deemed to require the Company to include in its proxy statement and proxy card for such meeting any shareholder proposal which does not meet the requirements of the SEC in effect at the time. Any such proposal will be subject to 17 C.F.R. (S)240.14a-8 of the Rules and Regulations promulgated by the SEC under the Exchange Act.

Annual Report

  A copy of the 1999 Annual Report to shareholders, including the consolidated financial statements prepared in conformity with generally accepted accounting principles, for the fiscal year ended June 30, 1999 accompanies this Proxy Statement. The consolidated financial statements have been audited by Deloitte and Touche LLP, whose report appears in the Annual Report. Shareholders may obtain, free of charge, a copy of the Annual Report on Form 10--K filed with the SEC (without exhibits) by writing to Kenneth A. Ceonzo, Director of Investor Relations, Dime Community Bancshares, Inc., 209 Havemeyer Street, Brooklyn, New York 11211 or by calling (718) 782-6200, extension 279.

                                          By Order of the Board of Directors

                                          /s/ Kenneth A. Ceonzo

                                          Kenneth A. Ceonzo
                                          First Vice President and Secretary

Brooklyn, New York
October 7, 1999

  TO ASSURE THAT YOUR SHARES ARE REPRESENTED AT THE ANNUAL MEETING PLEASE COMPLETE, SIGN, DATE AND PROMPTLY RETURN THE ACCOMPANYING PROXY CARD IN THE POSTAGE-PAID ENVELOPE PROVIDED.

                                                                      EXHIBIT A

             DIME COMMUNITY BANCSHARES, INC. ANNUAL INCENTIVE PLAN

  SECTION 1. Purpose. The purpose of the Dime Community Bancshares, Inc. ("Dime") Annual Incentive Plan (the "Plan") is to provide incentives for senior executives and other key employees whose performance in fulfilling the responsibilities of their positions can have a major impact on the profitability and future growth of Dime (the "Company"). The Plan is part of an overall compensation program which ties the achievement of annual strategic and operating goals with compensation.

  SECTION 2. Definitions. For the purposes of the Plan, the following terms shall have the meanings indicated:

  "Award" shall mean the payment of an award by the Committee to a Participant pursuant to Section 4.

  "Applicable Period" shall mean, with respect to any Award Year, a period commencing on or before the first day of such Award Year and ending no later than the earlier of (i) the 90th day of such Award Year or (ii) the date on which 25% of such Award Year has been completed. Any action required under the Plan to be taken within the period specified in the previous sentence may be taken at a later date with respect to Participants who are not Covered Officers and with respect to Covered Officers if Section 162(m) is amended to permit such later date.

  "Award Year" shall mean any fiscal year, or other performance period designated by the Committee, with respect to the Company's performance in which an Award is granted.

  "Board" shall mean the Board of Directors of the Company.

  "Committee" shall mean the Committee designated pursuant to Section 3. Unless otherwise determined by the Board, the Compensation Committee designated by the Board shall be the Committee under the Plan.

  "Covered Officer" shall mean at any date (i) any individual who, with respect to the previous taxable year of the Company, was a "covered employee" of the Company within the meaning of Section 162(m), as hereinafter defined; provided, however, that the term "Covered Officer" shall not include any such individual who is designated by the Committee, in its discretion, at the time of any Award or at any subsequent time, as reasonably expected not to be such a "covered employee" with respect to the current taxable year of the Company and (ii) any individual who is designated by the Committee, in its discretion, at the time of any Award or at any subsequent time, as reasonably expected to be such a "covered employee" with respect to the current taxable year of the Company or with respect to the taxable year of the Company in which any applicable Award will be paid.

  "Individual Award Opportunity" shall mean the performance-based award opportunity for a Participant for a given Award Year as specified by the Committee within the Applicable Period, which may be expressed in dollars or on a formula basis that is consistent with the provisions of this Plan.

  "Participant" shall mean a senior executive or other key employee of the Company selected by the Committee in accordance with Section 4(a) who receives an Individual Award Opportunity.

  "Section 162(m)" shall mean Section 162(m) of the Internal Revenue Code of 1986 and the rules promulgated thereunder or any successor provision thereto as in effect from time to time.

  SECTION 3. Administration.

  (a) Committee. Subject to the authority and powers of the Board in relation to the Plan as hereinafter provided, the Plan shall be administered by a Committee designated by the Board consisting of two or more members of the Board each of whom is an "outside director" within the meaning of Section 162(m). The Committee shall have full authority to interpret the Plan and from time to time to adopt such rules and regulations for carrying out the Plan as it may deem best, including without limitation:

  (i)to designate Participants and Individual Award Opportunities and/or bonus pool award opportunities;

  (ii)to designate and thereafter administer the performance goals and other Award terms and conditions;

  (iii)to determine and certify the bonus amounts earned for any Award Year;

  (iv)to determine the effect on an Award of a termination of employment; and

  (v)to decide whether, under what circumstances, and subject to what terms, bonus payouts are to be paid on a deferred basis, including automatic deferrals at the Committee's election as well as elective deferrals at the election of Participants.

  (b) Committee Determinations. All determinations by the Committee shall be made by the affirmative vote of a majority of its members, but any determination reduced to writing and signed by a majority of the members shall be fully as effective as if it had been made by a majority vote at a meeting duly called and held. All decisions by the Committee pursuant to the provisions of the Plan and all orders or resolutions of the Board pursuant thereto shall be final, conclusive and binding on all persons, including the Participants, the Company and its subsidiaries, and stockholders.

  SECTION 4. Eligibility for and Payment of Awards.

  (a) Eligible Employees. Subject to the provisions of the Plan, within the Applicable Period, the Committee may select officers or employees of the Company or any of its subsidiaries who will be eligible to earn Awards under the Plan with respect to such year and determine the amount of the Individual Award Opportunities and the conditions under which they may be earned.

  (b) Payment of Awards. Awards that are earned with respect to any Award Year shall be paid to Participants at such times and in such amounts as are determined by the Committee. The Committee may require that a Participant must still be employed as of the end of the Award Year and/or the date on which the bonus is calculated, in order to be eligible for an award for such Award Year and the Committee may adopt such forfeiture, proration or other rules as it deems appropriate, in its sole discretion, regarding the impact on an Award of a Participant's termination of employment. In addition, the Committee may provide for bonus payouts to be paid on a deferred basis and / or in shares of Company stock, including automatic deferrals at the Committee's election and / or elective deferrals at the election of Participants.

  (c) During the Applicable Period, the Committee shall establish the Individual Award Opportunities for such Award Year, which shall be based on achievement of stated target performance goals, and may be stated in dollars or on a formula basis.

  (d) Awards to Covered Officers.

    (i) Notwithstanding the provisions of Sections 4(a), 4(b), and 4(c) hereof, any Award to any Covered Officer shall be granted in accordance with the provisions of this Section 4(d). Subject to the discretion of the Committee as set forth in Section 6(b) hereof, the maximum amount of the Award that may be granted with respect to any Award Year to any Covered Officer at the time of such grant shall be $1,000,000.

    (ii) Any provision of the Plan to the contrary notwithstanding, no Covered Officer shall be entitled to any payment of an Award with respect to an Award Year unless the members of the Committee shall have certified in accordance with Section 162(m) the extent to which the applicable performance goals have been satisfied.

  SECTION 5. Performance Goals

  For any given Award Year, the Committee shall, within the Applicable Period, set one or more objective performance goals for each Participant and/or each group of Participants and/or each bonus pool (if applicable). The performance goals shall be limited to one or more of the following Company, subsidiary, operating unit or division financial performance measures:

  (i)earnings per share *

  (ii)net income *

  (iii)return on average equity *

  (iv)return on average assets *

  (v)core earnings *

  (vi)stock price

  (vii)strategic business objectives, consisting of one or more objectives based on meeting specified cost targets, business expansion goals, and goals relating to acquisitions or divestitures

  (viii)except in the case of a Covered Officer, any other performance criteria established by the Committee

  (ix)any combination of (i) through (viii) above.

  * Performance goals indicated may be established on the basis of reported earnings or cash earnings.

  Each goal may be expressed on an absolute and/or relative basis, may be based on or otherwise employ comparisons based on internal targets, the past performance of the Company and/or the past or current performance of other companies.

  SECTION 6. General Provisions.

  (a) Adjustments. If the performance criteria for any Award Year shall have been affected by special factors (including material changes in accounting policies or practices, material acquisitions or dispositions of property, or other unusual items) that in the Committee's judgment should or should not be taken into account, in whole or in part, in the equitable administration of the Plan, the Committee may, for any purpose of the Plan, adjust such criteria and make payments accordingly under the Plan.

  (b) No Adjustments for Covered Officers. Notwithstanding the provisions of subparagraph (a) above, any adjustments made in accordance with or for the purposes of subparagraph (a) shall be disregarded for purposes of calculating the performance criteria if and to the extent that such adjustments would have the effect of increasing the amount of an Award to a Covered Officer. In addition, the Committee may, in the exercise of its discretion, reduce or eliminate the amount of an Award to a Covered Officer otherwise calculated in accordance with the provisions of Section 4(d) prior to payment thereof.

  (c) No Assignment. No portion of any Award under the Plan may be assigned or transferred otherwise than by will or by the laws of descent and distribution prior to the payment thereof.

  (d) Tax Requirements. All payments made pursuant to the Plan shall be subject to withholding in respect of income and other taxes required by law to be withheld, in accordance with procedures to be established by the Committee.

  (e) No Additional Participant Rights. The selection of an individual for participation in the Plan shall not give such Participant any right to be retained in the employ of the Company or any of its subsidiaries, and the right of the Company or any such subsidiary to dismiss or discharge any such Participant, or to terminate any arrangement pursuant to which any such Participant provides services to the Company is specifically reserved. The benefits provided for Participants under the Plan shall be in addition to, and shall in no way preclude, other forms of compensation to or in respect of such Participants.

  (f) Liability. The Board and the Committee shall be entitled to rely on the advice of counsel and other experts, including the independent accountants for the Company. No member of the Board or of the Committee or any officers of the Company or its subsidiaries shall be liable for any act or failure to act under the Plan, except in circumstances involving bad faith on the part of such member or officer.

  (g) Other Compensation Arrangements. Nothing contained in the Plan shall prevent the Company or any subsidiary or affiliate of the Company from adopting or continuing in effect other compensation arrangements, which arrangements may be either generally applicable or applicable only in specific cases.

  (h) Governing Law. The validity, construction, and effect of the Plan and any rules and regulations relating to the Plan and any Award Agreement shall be determined in accordance with the laws of the State of Delaware.

  SECTION 7. Amendment and Termination of the Plan. The Board may at any time terminate, in whole or in part, or from time to time amend the Plan, provided that, except as otherwise provided in the Plan, no such amendment or termination shall adversely affect the rights of any Participant under any Awards deferred by such Participant pursuant to Section 4(b). In the event of such termination, in whole or in part, of the Plan, the Committee may in its sole discretion direct the payment to Participants of any Awards not theretofore paid out prior to the respective dates upon which payments would otherwise be made hereunder to such Participants, in a lump sum or installments as the Committee shall prescribe with respect to each such Participant. The Board may at any time and from time to time delegate to the Committee any or all of its authority under this Section 6. Any amendment to the Plan that would affect any Covered Officer shall be approved by the Company's stockholders if required by and in accordance with Section 162(m).

  SECTION 8. Re-approval by Shareholders. Any material terms of the performance goals described in Section 5 shall be disclosed to and re-approved by shareholders no later than the first shareholder meeting that occurs in the fifth year following the year in which shareholders previously approved the performance goals.

                                REVOCABLE PROXY
                        DIME COMMUNITY BANCSHARES, INC.
                             209 HAVEMEYER STREET
                              BROOKLYN, NY 11211

This Proxy is solicited on behalf of the Board of Directors of Dime Community Bancshares, Inc. for the Annual Meeting of Shareholders to be held on November 10, 1999.

     The undersigned shareholder of Dime Community Bancshares, Inc. hereby appoints Patrick E. Curtin, Fred P. Fehrenbach, Malcolm T. Kitson, and Stanley Meisels, or any of them, with full powers of substitution, to represent and to vote as proxy, as designated, all shares of common stock of Dime Community Bancshares, Inc. held of record by the undersigned on September 20, 1999, at the 1999 Annual Meeting of Shareholders (the "Annual Meeting") to be held at 10:00 a.m., on November 10, 1999, or at any adjournment or postponement thereof, upon the matters described in the accompanying Notice of the 1999 Annual Meeting of Shareholders and Proxy Statement, dated October 7, 1999, and upon such other matters as may properly come before the Annual Meeting. The undersigned hereby revokes all prior proxies.

This Proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder. If no direction is given, this Proxy will be voted FOR the election f all nominees in Item 1 and FOR the proposals listed in Items 2 and 3.

PLEASE MARK, SIGN AND DATE THIS PROXY ON THE REVERSE SIDE AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE.

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

                                                 Please mark your votes as   [X]
                                                 indicated in this example


The Board of Directors unanimously recommends a vote "FOR" all of the nominees in Item 1 and a vote "FOR" the proposals in Items 2 and 3

1. Election of Directors for terms of            FOR                WITHHOLD
   three years each.                    All nominees (except        for all
                                        as otherwise indicated)     nominees
                                               [_]                    [_]

Nominees: Vincent F. Palagiano, George L. Clark, Jr., Steven D. Cohn and
          John J. Flynn.

Instruction: TO WITHHOLD AUTHORITY to vote for any individual nominee, write that nominee's name in the space provided:

______________________________________________________________________

2. Approval of the Dime Community Bancshares, Inc. Annual Incentive Plan.

        FOR     AGAINST    ABSTAIN
        [_]       [_]        [_]

3. Ratification of the appointment of Deloitte & Touche LLP as independent auditors for the fiscal year ending June 30, 2000.

        FOR     AGAINST    ABSTAIN
        [_]       [_]        [_]

                                    ]   4. The proxies are authorized to vote
[                                   ]      upon such other business as may come
[                                   ]      before the Annual Meeting or any
[                                   ]      adjournment or postponement thereof
[                                   ]      in such manner as shall be determined
[                                   ]      by a majority of the Board of
                                           Directors.

The undersigned hereby acknowledges receipt of the Notice of the 1999 Annual Meeting of Shareholders and the Proxy Statement, dated October 7, 1999 for the Annual Meeting.

Signature(s)                    Signature(s)                     Date:
            -------------------             -------------------       --------

Please sign exactly as your name appears on the Proxy. Joint owners should each sign personally. If signing as attorney, executor, administrator, trustee or guardian, please include your full title. Corporate or partnership proxies should be signed by an authorized officer

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